As filed with the Securities and Exchange Commission on June 18, 2008
Registration No. 333-
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________
SUN LIFE FINANCIAL INC.
(Exact name of registrant as specified in its charter)

Ontario, Canada	98-0226074
(States or other jurisdiction of incorporation or	(I.R.S. Employer Identification No.)
organization)

150 King Street West, 6th Floor
Toronto, Ontario, Canada
M5H 1J9
(Address, including zip code, of registrant's principal executive offices)

UNITED STATES EMPLOYEES' SUN ADVANTAGE SAVINGS
AND INVESTMENT PLAN
(Full title of the plan)

Sun Life Assurance Company of Canada - U.S. Operations Holdings, Inc.
One Sun Life Executive Park
Wellesley Hills, Massachusetts  02481
(781) 237-6030
(Name, address, including zip code, and telephone number,
including area code of agent for service in the United States)

Copies to:

James J. Klopper	Eric R. Weinheimer
Sun Life Assurance Company of Canada (U.S.)	Sun Life Financial Inc.
One Sun Life Executive Park, SC 2335	150 King Street West, SC 114D10
Wellesley Hills, Massachusetts 02481	Toronto, Ontario, Canada MSH 1J9
(781) 263-6373	(416) 979-4825

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Shares, without par value	600,000 (2)	$43.205 (3)	$25,923,000.00 (3)	$1,018.78

(1)
In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)
Pursuant to Rule 416 under the Securities Act of 1933, the number of common shares registered hereby is subject to adjustment to prevent dilution by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of the outstanding common shares of Sun Life Financial Inc.

(3)
Calculated in accordance with Rule 457(h) under the Securities Act of 1933 based on the average of the high and low sales prices per common share of Sun Life Financial Inc. on June 12, 2008, as reported on the consolidated reporting system.

EXPLANATORY NOTE

This Registration Statement is being filed to register an additional 600,000 Common Shares of Sun Life Financial Inc. (the “Corporation”) for the United States Employees’ Sun Advantage Savings and Investment Plan. The earlier Registration Statement on Form S-8 filed with the Commission on August 20, 2001 (File No. 333-13828) is hereby incorporated by reference, except to the extent that the provisions contained in Part II of such earlier Registration Statement are modified as set forth in this Registration Statement. This incorporation by reference is made pursuant to General Instruction E of Form S-8 regarding the registration of additional securities of the same class as other securities for which there has been filed a Registration Statement on Form S-8 relating to the same employee benefit plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

Sun Life Financial Inc. and the United States Employees' Sun Advantage Savings and Investment Plan hereby incorporate by reference into this registration statement the following documents previously filed with the Securities and Exchange Commission:

●	Annual Report on Form 40-F for the year ended December 31, 2007;

●	Report on Form 11-K filed on June 29, 2007; and

●
The description of the Common Shares contained in the registration statement on Form 8-A, dated March 14, 2000, filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, and any amendments thereto.

All documents, including Reports on Form 11-K, that Sun Life Financial Inc. or the United States Employees' Sun Advantage Savings and Investment Plan files pursuant to Section 13(a), Section 13(c), 14 and 15 (d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 6.  Indemnification of Directors and Officers.

Subject to any limitations contained in the Insurance Companies Act (Canada), S.C. 1991, c.47, as amended, the by-laws of Sun Life Financial Inc. provide that the Corporation shall indemnify a director or a officer, a former director or officer or any person who acts or acted, at the Corporation’s request, as a director or officer of, or in a similar capacity for, another entity, and each of such person's heirs and personal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such person in respect of any civil, criminal, administrative, investigative or other proceeding in which such person is or was involved because of that association with the Corporation or such other entity, if (a) such person acted honestly and in good faith with a view to the best interests of, as the case may be,  the Corporation or such other entity, and (b) in the case of a criminal or administrative action or proceeding enforced by a monetary penalty, such person had reasonable grounds for believing that their conduct was lawful.  The by-laws also provide that the Corporation may enter into agreements evidencing its indemnity in favor of the foregoing persons to the full extent permitted by law.

The Corporation has entered into indemnification agreements with a number of its officers and directors under which the Corporation has agreed to indemnify them against costs, charges,  fines and expenses, including amounts paid to settle an action or satisfy a judgment, reasonably incurred by an officer or director in respect of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of the Corporation, subject to any limitations contained in the Insurance Companies Act (Canada), S.C. 1991, c.47, as amended.  The Corporation also has entered into similar agreements with individuals who serve at the written request of the Corporation as a director, officer employee, trustee, agent or fiduciary of another entity.

Item 8. Exhibits

Exhibit
Number	Description

4.1
Letters Patent of Incorporation and Amending Letters Patent of Incorporation of Sun Life Financial Inc. (incorporated herein by reference to Exhibit (1)(a) to the Corporation's Registration Statement on Form 8-A, dated March 14, 2000 and to Exhibit 99.3 to the Corporation’s Form 6-K, dated February 14, 2005).

4.2
Amended and Restated By-law No. 1 of Sun Life Financial Inc. (incorporated herein by reference to Exhibit 99.1 to the Corporation’s Form 6-K, dated June 11, 2008) and the Amended and Restated By-law No. 2 of Sun Life Financial Inc. (incorporated herein by reference to Exhibit 99.5 to the Corporation’s Form 6-K, dated February 14, 2005).

23	Consent of Deloitte & Touche LLP, independent registered chartered accountants.

24	Power of Attorney of Officers and Directors of Sun Life Financial Inc. (set forth on the signature pages of this registration statement).

Sun Life Financial Inc. undertakes that it has submitted or will submit the Plan and any amendments thereto to the Internal Revenue Services in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Toronto, Province of Ontario, Canada on this 17th day of June, 2008, and also to be signed by its U.S. representative in the Town of Wellesley, Commonwealth of Massachusetts on this 17th day of June, 2008.

SUN LIFE FINANCIAL INC.
(Registrant)

By:	/s/ Donald A. Stewart
Donald A. Stewart
Chief Executive Officer

SUN LIFE ASSURANCE COMPANY OF CANADA -
U.S. OPERATIONS HOLDINGS, INC.
(U.S. representative)

By:	/s/ Michael S. Bloom
Michael S. Bloom
Secretary

Each person whose signature appears below constitutes and appoints Joan M. Wilson his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, state securities law administrators, and other governmental authorities, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Donald A. Stewart Donald A. Stewart	Chief Executive Officer (principal executive officer)	June 17, 2008

/s/ Richard P. McKenney Richard P. McKenney	Executive Vice President and Chief Financial Officer (principal financial officer)	June 17, 2008

/s/ Colm J. Freyne Colm J. Freyne	Senior Vice President and Controller (principal accounting officer)	June 17, 2008

/s/ Ronald W. Osborne Ronald W. Osborne	Chairman of the Board	June 17, 2008

/s/ James C. Baillie James C. Baillie	Director	June 17, 2008

/s/ George W. Carmany, III George W. Carmany, III	Director	June 17, 2008

/s/ John H. Clappison John H. Clappison	Director	June 17, 2008

/s/ David A. Ganong David A. Ganong	Director	June 17, 2008

/s/ Germaine Gibara Germaine Gibara	Director	June 17, 2008

/s/ Krystyna T. Hoeg Krystyna T. Hoeg	Director	June 17, 2008

/s/ David W. Kerr David W. Kerr	Director	June 17, 2008

/s/ Idalene F. Kesner Idalene F. Kesner	Director	June 17, 2008

/s/ Mitchell M. Merin Mitchell M. Merin	Director	June 17, 2008

/s/ Bertin F. Nadeau Bertin F. Nadeau	Director	June 17, 2008

/s/ Donald A. Stewart Donald A. Stewart	Director	June 17, 2008

The Plan.  Pursuant to the requirements of the Securities Act of 1933, the Benefit Plans Committee of the United States Employees' Sun Advantage Savings and Investment Plan has duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized in Wellesley, Massachusetts on this 17th day of June, 2008.

UNITED STATES EMPLOYEES' SUN ADVANTAGE
SAVINGS AND INVESTMENT PLAN

By:	/s/ Maura Slattery Machold
Maura Slattery Machold
Chairperson,
U.S. Benefit Plans Committee

Index to Exhibits

Exhibit
Number	Description

4.1
Letters Patent of Incorporation and Amending Letters Patent of Incorporation of Sun Life Financial Inc. (incorporated herein by reference to Exhibit (1)(a) to the Corporation's Registration Statement on Form 8-A, dated March 14, 2000 and to Exhibit 99.3 to the Corporation’s Form 6-K, dated February 14, 2005).

4.2
Amended and Restated By-law No. 1 of Sun Life Financial Inc. (incorporated herein by reference to Exhibit 99.1 to the Corporation’s Form 6-K, dated June 11, 2008) and the Amended and Restated By-law No. 2 of Sun Life Financial Inc. (incorporated herein by reference to Exhibit 99.5 to the Corporation’s Form 6-K, dated February 14, 2005).

23	Consent of Deloitte & Touche LLP, independent registered chartered accountants.

24	Power of Attorney of Officers and Directors of Sun Life Financial Inc. (set forth on the signature pages of this registration statement).